Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Three Months Ended July 30, 2011	2011		2010	Fiscal Year 2009	2008	2007
Earnings
Income/(loss) before income taxes -
Continuing operations	$22,498	$(428,367)		$44,231	$45,100	$62,855	$54,967
Discontinued operations	—	—		—	—	(10,230)	(34,438)

Subtotal	22,498	(428,367)		44,231	45,100	52,625	20,529
Plus:
Fixed charges	9,158	30,415		33,258	33,251	34,408	32,357
Amortization of capitalized interest	36	146		146	104	72	36
Less interest capitalized during period	—	(172)		(180)	(70)	(272)	(336)

	$31,692	$(397,978)		$77,455	$78,385	$86,833	$52,586

Fixed Charges
Interest (expensed or capitalized)	$6,628	$25,538		$27,773	$28,174	$29,243	$27,875
Estimated portion of rent expense representative of interest	1,282	2,513		2,872	3,117	3,206	3,117
Amortization of deferred financing fees	1,248	2,364		2,613	1,960	1,959	1,365

	$9,158	$30,415		$33,258	$33,251	$34,408	$32,357

Ratio of earnings to fixed charges	3.5	(13.1	) (1)	2.3	2.4	2.5	1.6

(1)	Earnings for fiscal 2011 were inadequate to cover fixed charges. The coverage deficiency was $428,000.

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